From: TIM HOY Page: 3/3 Received by: NV Secretary of State Date: 5/19/2011 7:16:27 PM

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110375809-56
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/20/2011 10:06 AM
	Entity Number E0358062007-8

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Urban Barns Foods Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See attached Exhibit A with regards to designation of classes of common stock.

3. Effective date of filing: (optional) :

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature] C.F.O

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION OF

SERIES A SHARES OF COMMON STOCK

AND SERIES B SHAES OF COMMON STOCK

OF URBAN BARNS FOODS INC.

          Pursuant to Section 78-195 of the Nevada Revised Statutes, Urban Barns Foods Inc., a Nevada corporation (the “Corporation”), does hereby certify that pursuant to authority contained in the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State, the Corporation's Board of Directors has duly adopted the following resolutions designating 97,500,000 of the 100,000,000 authorized shares of common stock, par value, $0.001 as Class A Shares of Common Stock (the “Class A Shares of Common Stock”) and 2,500,000 of the 100,000,000 authorized shares of common stock, par value $0.001,  as Class B Shares of Common Stock (the “Class B Shares of Common Stock”), which each shall contain the following designations and preferences.

Class A Shares of Common Stock

          The Class A Shares of Common Stock have been authorized by the Board of Directors of the Corporation as a new class of common stock.

(a)  Designation and Amount.  Of the 100,000,000 authorized shares of common stock, $0.001 par value, 97,500,000 shares are hereby designated “Class A Shares of Common Stock” and possess the rights set forth below.

(b)  Initial Value.  The initial value of each Class A Share of Common Stock is $0.001.

(c)  Dividends.  The Class A Shares of Common Stock shall have equal ratable rights with the holders of the Class B Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Directors.

(d)  Liquidation. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each hold of a Class A Share of Common Stock shall be entitled to share ratably with the holders of the Class B Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class A Shares of Common Stock and the holders of Class B Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e)  Preemptive Rights.  The holders of Class A Shares of Common Stock shall not have preemptive rights, subscription or conversion rights and there are no redemption of sinking fund provisions or rights.

(f)  Voting Rights.  The holders of the Class A Shares of Common Stock will have one non-cumulative vote per share of Class A Share of Common Stock held of record on all matters on which stockholders may vote.

Class B Shares of Common Stock

(a)  Designation and Amount. Of the 100,000,000 authorized shares of common stock, $001, par value per share, 2,500,000 shares are hereby designated “Class  B Shares of Common Stock” and possess the rights set forth below.

(b)  Initial Value.  The initial value of each share of Class B Shares of Common Stock (the “Class B Shares of Common Stock”) is $0.001.

(c)  Dividends. The Class B Shares of Common Stock shall have equal ratable rights with the holders of the Class A Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Director.

(d)  Liquidation. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each hold of a Class B Share of Common Stock shall be entitled to share ratably with the holders of the Class A Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class B Shares of Common Stock and the holders of Class A Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

          Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e)  Conversion. Upon the one-year anniversary date of the issuance of the Blass B Shares of Common Stock, each Class B Share of Common Stock shall be convertible at anytime thereafter at the option of the holder thereof into twenty fully paid and non-assessable Class A Shares of Common Stock (the “Conversion”). To convert the Class B Share of Common Stock, the holder thereof shall provide written notice to the Corporation via facsimile and overnight courier setting forth the number of Class B Shares of Common Stock being converted and delivery instructions together with certificates evidencing the Class B Shares of Common Stock being converted.  The number of Class A Shares of Common Stock into which the Class B Shares of Common Stock are convertible are not subject to adjustment relating to any reorganization, merger or sale of assets, reclassification of securities, split, subdivision of combination shares.

(f)  Voting Rights. The holders of the Class B Shares of Common Stock will have twenty (20) voting rights for each Class B Share of Common Stock held of record.

          The determination of the designations and the relative rights and the qualifications, limitations or restrictions thereof, relating to the Class A Shares of Common Stock and the Class B Shares of Common Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be executed this 19th day of May, 2011.

URBAN BARNS FOODS INC.

By: /s/ Jacob Benne
      President/Chief Executive Officer

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